FOR IMMEDIATE RELEASE

CONTACT:	Christi Cowdin
Director, Corporate Communications & Investor Relations
(248) 593-8810
ccowdin@horizonglobal.com

HORIZON GLOBAL PROVIDES UPDATE ON BUSINESS PERFORMANCE AND
STATUS OF ACTION PLAN
Business Update

•
Company withdraws guidance for 2018 due to short-term operational challenges impacting Horizon Global’s revenue and profitability coupled with multiple initiatives underway as part of Company’s Action Plan

•	Revised outlook for 2018 based on updated assessment of operational performance:

•	Distribution challenges in Americas business driving lower-than-expected second quarter 2018 results; improvements in Kansas City distribution center gaining momentum late in second quarter

•	Europe-Africa business behind plan; segment leadership change and new operational initiatives underway

•	Asia-Pacific continues to perform in-line with expectations

•	Company continues to move initiatives forward as part of business's Action Plan

•	Triggering events during second quarter may result in additional non-cash goodwill impairment in Europe-Africa
Troy, Michigan, Wednesday, June 20, 2018 – Horizon Global Corporation (NYSE: HZN), one of the world’s leading manufacturers of branded towing and trailering equipment, today provided a revised business outlook and an update on its Action Plan, including actions to improve performance in its Americas and Europe-Africa segments.
“I have been closely involved with the operational challenges and related solutions in the Americas since late January of this year, and I have spent the past month evaluating our global operations and meeting with the management teams of each business segment,” said Carl Bizon, Interim President and Chief Executive Officer of Horizon Global. “Following this initial evaluation, I am pleased to confirm there are many underlying strengths of our Company – Horizon Global has excellent brands, a loyal customer base, experienced and committed team members, excellent quality and solid end markets. These foundational strengths support my confidence in the long-term success of Horizon Global. However, my initial evaluation of our global operations highlighted a number of near-term operational issues that must be addressed promptly.
“In March, we announced a series of immediate and longer-term steps to improve performance, which are now part of the Company’s overall Action Plan. We have identified additional initiatives, primarily in Europe-Africa, to expand the Action Plan and ensure that the Company is moving in a positive direction. A good deal of my leadership experience includes fixing operational issues within companies, and I am pleased to report that the issues I see today at Horizon Global are operational in nature, not structural. We are taking swift action, with the support of our Board of Directors, to address these operational challenges, including leadership changes in the Americas and Europe-Africa segments and a renewed focus on integrated business planning processes to align our global team and prioritize operational initiatives.

“Additionally, we recently announced the termination of the Brink Group acquisition. While the Company firmly believed in the rationale underlying the acquisition, terminating the agreement is currently in the best interests of the Company and allows complete management focus on our existing business. Absolute attention to our operations, core brands, customers and distribution channels is necessary at this time.”
Commented David Rice, Chief Financial Officer of Horizon Global, “Although we are making solid progress against our Action Plan initiatives in the Americas related to restructuring and consolidating the organization, the delayed financial realization of our operational improvements and persistent headwinds in Europe-Africa are expected to result in performance that is below our expectations in the quarter. In response to these challenges, we are tightly managing discretionary and non-core SG&A expenses across the organization. While we did not provide guidance for the second quarter, we expect our upcoming quarterly results to fall below current analyst consensus.
“In spite of showing steady improvement through much of the second quarter, our Kansas City distribution center did not begin approaching its daily shipment goals until well into the month of June. As such, we are expecting to exit the second quarter with more that $20 million in past-due orders. Additionally, we expect that the performance of our Europe-Africa segment relative to our expectations, as well as the further decline in our market capitalization as compared to the end of the first quarter, will trigger the need to perform an interim impairment test of goodwill and other intangible assets, which may result in an additional non-cash impairment.”

Action Plan

Horizon Global announced a business improvement plan on March 1, 2018 with targeted initiatives to drive operating results in each of its business segments. Action Plan updates include:

•	Reynosa production facility performing at desired production levels with process improvements well established under new leadership

•	Kansas City average daily shipments increased over 70 percent from start of second quarter through late June

•	Americas consolidation and organizational delayering is on track with 90 percent completion expected by the end of Q2; new leadership in the areas of sales, engineering, distribution and manufacturing

•	Europe-Africa low-cost-country production increased 59 percent year to date
After the recent evaluation of Horizon’s global operations, the following actions have been added to the Action Plan:

•	Jason Kieseker named President of Europe-Africa, maintaining responsibility for Asia-Pacific with support of new general manager for the region

•	Newly created position for Vice President of Operations for Europe-Africa

•	New leadership and process improvements in Europe-Africa to alleviate over-reliance on third-party consultants
Bizon concluded, “We fully grasp the magnitude of the work we have ahead of us. Given our focus on correcting the operational issues facing Horizon Global, we believe it is appropriate to withdraw our previous financial guidance for full year 2018. The decision to withdraw our guidance in no way takes away from our commitment to move quickly to deliver improved performance. We have not lost sight of and remain committed to our longer-term financial goals for our business. Although it may take longer than we planned, we believe that our long-term goals of 3- to 5-percent revenue growth and 10-percent operating margins are achievable. We will continue to update investors on our progress against achieving our operating and process improvement goals and will re-evaluate our approach to annual guidance in the future.”
Conference Call Details
Horizon Global will host a conference call to discuss these items today, Wednesday, June 20, 2018 at 8:30 a.m. Eastern Time. Participants in the call are asked to register five to 10 minutes prior to the scheduled start time by dialing (844) 711-8052 and from outside the U.S. at (832) 900-4641. Please use the conference identification number 9257629.
The conference call will be webcast simultaneously and in its entirety through the Horizon Global website. Shareholders, media representatives and others may participate in the webcast by registering through the investor relations section on the Company’s website.
A replay of the call will be available on Horizon Global’s website or by phone by dialing (800) 585-8367 and from outside the U.S. at (404) 537-3406. Please use the conference identification number 9257629. The telephone replay will be available approximately two hours after the end of the call and continue through July 3, 2018.

About Horizon Global
Horizon Global is the #1 designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products in North America, Australia and Europe. The Company serves OEMs, retailers, dealer networks and the end consumer as the category leader in the automotive, leisure and agricultural market segments. Horizon provides its customers with outstanding products and services that reflect the Company's commitment to market leadership, innovation and operational excellence. The Company’s mission is to utilize forward-thinking technology to develop and deliver best-in-class products for our customers, engage with our employees and realize value creation for our shareholders.

Horizon Global is home to some of the world’s most recognized brands in the towing and trailering industry, including: BULLDOG, Draw-Tite, Fulton, Hayman Reese, Reese, ROLA, Tekonsha, and Westfalia. Horizon Global has approximately 4,300 employees in 58 facilities across 21 countries.

For more information, please visit www.horizonglobal.com.
Safe Harbor Statement
This release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained herein speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as "may," "could," "should," "estimate," "project," "forecast," "intend," "expect," "anticipate," "believe," "target," "plan" or other comparable words, or by discussions of strategy that may involve risks and uncertainties. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the Company's leverage; liabilities imposed by the Company's debt instruments; market demand; competitive factors; supply constraints; material and energy costs; technology factors; litigation; government and regulatory actions; the Company's accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company's business and industry; the spin-off from TriMas Corporation; risks inherent in the achievement of cost synergies and the timing thereof in connection with the Westfalia acquisition, including whether the acquisition will be accretive; the Company's ability to promptly and effectively integrate Westfalia; the performance and costs of integration of Westfalia; the Company's ability to successfully implement the Company's Action Plan, including realizing the expected cost savings within the anticipated time frame or at all; the timing and amount of repurchases of the Company’s common stock, if any; and other risks that are discussed in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The risks described herein are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. We caution readers not to place undue reliance on such statements, which speak only as of the date hereof. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.